EXHIBIT 99.1

            THE GYMBOREE CORPORATION ANNOUNCES LITIGATION SETTLEMENT

         San Francisco, Calif., November 21, 2005 -The Gymboree Corporation (the "Company") announced that it has reached a tentative agreement to fully resolve all claims related to a previously disclosed wage and hour lawsuit filed as a class action in California Superior Court, Riverside County. The settlement is subject to final documentation and court approval.

         As a result of mediation proceedings held on November 18, 2005, the Company and the plaintiffs entered into a binding Memorandum of Understanding. The Memorandum of Understanding provides for a settlement in the total amount of up to approximately $2.3 million, payable on a claims-made basis. Court hearings to review the fairness of the terms of the settlement are expected to be held in the first quarter of fiscal 2006.

         The settlement will result in a charge of approximately $1.5 million after tax. Because the Company has not yet filed a Form 10-Q for its third quarter ended October 29, 2005, generally accepted accounting principles require that this charge be included in the results of operations for the third quarter. Net income from continuing operations for the third quarter was $11.1 million or $0.35 per diluted share after including the impact of the settlement.

         The Company does not expect the settlement to have a material effect on future earnings and continues to expect fourth fiscal quarter income from continuing operations to be in the range of $0.37 to $0.39 per diluted share. For the full fiscal year 2005, after reflecting the effect of this settlement, the Company now expects income from continuing operations to be in the range of $0.77 to $0.79 per diluted share.

         ABOUT THE GYMBOREE CORPORATION

         The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of October 29, 2005, the Company operated a total of 663 stores: 574 Gymboree(R) retail stores (546 in the United States and 28 in Canada), 11 Gymboree(R) Outlet retail stores, 62 Janie and Jack(R) retail shops and 16 Janeville(R) retail stores in the United States. The Company also operates online stores at www.gymboree.com and www.janieandjack.com, and offers directed parent-child developmental play programs at 522 franchised and company-operated centers in the United States and 24 other countries.

         FORWARD-LOOKING STATEMENTS

         The foregoing financial information for the fiscal quarter-ended October 29, 2005, is un-audited and subject to quarter-end and year-end adjustment, and could differ materially from the financial information indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation's anticipated future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, unanticipated costs actually incurred in connection with the liquidation of our UK and Ireland operations, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargoes from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 29, 2005. These forward-looking statements reflect The Gymboree Corporation's expectations as of November 21, 2005. The Gymboree Corporation undertakes no obligation to update the information provided herein.

         Gymboree, Janie and Jack and Janeville are registered trademarks of The Gymboree Corporation.